MARK CHRONISTER ELECTED TO Canterbury Park’S BOARD OF DIRECTORS

Proven Finance Executive Brings Forty Years of Experience to Board

Shakopee, MN – October 2, 2020 – Canterbury Park Holding Corporation (NASDAQ: CPHC) (“Canterbury Park” or the “Company”) announced today that Mark Chronister has been elected to the Company’s Board of Directors, effective October 1, 2020.  The election of Mr. Chronister to Canterbury Park’s Board of Directors increases the size of the Board to six members, five of whom are considered independent directors under NASDAQ rules.  Mr. Chronister will serve on the Board’s Audit Committee and is an “audit committee financial expert”, as that term is defined under the rules of the Securities and Exchange Commission.

Mark Chronister brings forty years of high level accounting and board leadership experience to Canterbury Park’s Board of Directors.  He retired in 2007 as an audit partner in the Minneapolis office of PricewaterhouseCoopers, LLP (PwC) after 34 years at the firm.  He was Market Managing Partner of the Twin Cities office for eight years, including two years as a Cluster Managing Partner for Coopers & Lybrand, responsible for five Midwestern offices.  During that time, he oversaw the merger of Price Waterhouse and Coopers & Lybrand in Minneapolis and, at various times, had responsibility for the office’s Assurance practice, Risk Management Services, the Consumer, Industrial Products and Services industry practice.  He also served as Business Development Partner focused on developing and deepening relationships with non-audit service companies.  Throughout his career, Mr. Chronister served a broad range of large, medium and emerging companies including clients such as the Federal Reserve Bank of Minneapolis, Midland National Life Insurance Company, Worker’s Compensation Reinsurance Association, ELCA Board of Pensions, Ecolab, Prime Therapeutics, the University of Minnesota, Creighton University, University of St. Thomas, Bethel University, Carleton College and William Mitchell College of Law.

Randy Sampson, Executive Chairman of the Board, President, and Chief Executive Officer of Canterbury Park, commented on Mr. Chronister’s appointment, “We are delighted to welcome Mark Chronister to Canterbury Park.  His financial expertise and exemplary record of board service make him an ideal addition to the Company’s Board of Directors.  In addition, Mark’s track record of board governance expertise highlights our ongoing commitment to this important discipline.  We look forward to benefitting from his counsel and deep understanding of the Minneapolis/St. Paul business community as we grow our business by executing on initiatives that will help us regain the pre-pandemic momentum we were generating in our Card Casino and pari-mutuel operations, while we also continue our efforts to unlock shareholder value through the monetization of the excess acreage around Canterbury Park for the development of Canterbury Commons.”

Mr. Chronister has also been frequently selected as board chair by organizations focused on achieving high levels of corporate governance.  He has served as board chair for the University of Nebraska Foundation (UNF), the Alzheimer’s Association – Minnesota/North Dakota, St. Catherine University (the largest women’s university in North America), Prodeo Academy (a charter school), The Minneapolis Foundation, the Academy of Holy Angels High School, the Minneapolis Downtown Council, Junior Achievement of the Upper Midwest, St. Bonaventure Catholic Church Parish Council and in various board capacities for KIPP Minnesota/Stand Academy (a charter school), the Minnesota Business Partnership, the Minnesota Chamber of Commerce and the Minnesota Private College Council.  In 2018, he was inducted into the University of Nebraska – Lincoln (UNL) School of Accountancy Hall of Fame.  He graduated with a BS in Accounting from the University of Nebraska – Lincoln.

For Mr. Chronister’s headshot, use this link: https://canterburypark.egnyte.com/dl/F8Xhc2urUp

About Canterbury Park

Canterbury Park Holding Corporation (Nasdaq: CPHC) owns and operates Canterbury Park Racetrack and Card Casino in Shakopee, Minnesota, the only thoroughbred and quarter horse racing facility in the State. The Company generally offers live racing from May to September. The Card Casino hosts card games 24 hours a day, seven days a week, dealing both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its Shakopee facility. The Company is redeveloping 140 acres of underutilized land surrounding the Racetrack in a project known as Canterbury Commons™. The Company is pursuing several mixed-use development opportunities for this land, directly and through joint ventures. For more information about the Company, please visit www.canterburypark.com.

Cautionary Statement

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, we may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans. These statements are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties which could affect our actual results and cause actual results to differ materially from those indicated in the forward-looking statements. We report these risks and uncertainties in our most recent Annual report on Form 10-K Report to the SEC, as well as our subsequently filed Quarterly Reports on Form 10-Q. They include, but are not limited to: any effect that the COVID-19 coronavirus pandemic and resulting precautionary measures may have on us as an entertainment venue or on the economy generally, including the fact that we temporarily suspended all card casino, simulcast, and special events operations at Canterbury Park from March 16, 2020 through June 9, 2020, that since June 9, 2020 we have been open and operating on a much more limited basis to comply with state law and health protocols, and that we expect to operate a 53-day live race meet in 2020; material fluctuations in attendance at the Racetrack; material changes in the level of wagering by patrons; any decline in interest in the unbanked card games offered in the Card Casino; competition from other venues offering unbanked card games or other forms of wagering; competition from other sports and entertainment options; increases in compensation and employee benefit costs; increases in the percentage of revenues allocated for purse fund payments; higher than expected expense related to new marketing initiatives; the impact of wagering products and technologies introduced by competitors; the general health of the gaming sector; legislative and regulatory decisions and changes; our ability to successfully develop our real estate, including our reliance on our current and future development partners; temporary disruptions or changes in access to our facilities caused by ongoing infrastructure improvements; and other factors that are beyond our ability to control or predict.

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Investor Contacts:

Randy DehmerRichard Land, Jim Leahy

Vice President and Chief Financial OfficerJCIR

Canterbury Park Holding Corporation212-835-8500 or cphc@jcir.com

952-233-4828 or investorrelations@canterburypark.com

Media Contact:

Jeff Maday

Media Relations Manager

Canterbury Park Holding Corporation

952-292-7524 or jmaday@canterburypark.com